Filed Pursuant to Rule 424(b)(3)
File No.: 333-143539

PROSPECTUS SUPPLEMENT

FIRST FINANCIAL NORTHWEST, INC.

FIRST SAVINGS BANK OF RENTON
SAVINGS PLAN

          This prospectus supplement relates to the election by participants in First Savings Bank of Renton’s Savings Plan to direct the plan trustee to invest all or a portion of their funds in the plan in the common stock of First Financial Northwest, Inc.  The First Savings Bank of Renton Savings Plan is referred to in this prospectus supplement as the 401(k) Plan.

          The common stock may be purchased through an additional investment option referred to herein as the Employer Stock Fund.  (The formal name of this fund is the Qualifying Employer Securities Fund).  The interests offered under this prospectus supplement are conditioned on the completion of the initial public offering of the common stock of First Financial Northwest, Inc.   Your investment in the Employer Stock Fund in connection with the stock offering (the “Stock Offering”) is also governed by the purchase priorities contained in the First Financial Northwest, Inc.  stock issuance plan.  The 401(k) Plan permits you, as a participant, to direct the trustee of the Employer Stock Fund to purchase First Financial Northwest, Inc.  common stock with amounts in the 401(k) Plan attributable to your accounts.  This prospectus supplement relates solely to the initial election of a participant to direct the purchase of First Financial Northwest, Inc.  common stock in the Stock Offering and not to any future purchases under the 401(k) Plan or otherwise.

          The prospectus dated August 13, 2007 of First Financial Northwest, Inc., which is being delivered with this prospectus supplement, includes detailed information with respect to First Financial Northwest, Inc. , the stock issuance plan, First Financial Northwest, Inc.  common stock and the financial condition, results of operations and business of First Savings Bank of Renton.  This prospectus supplement, which provides detailed information with respect to the 401(k) Plan, should be read only in conjunction with the prospectus.

          In connection with the stock issuance plan, First Savings Bank of Renton is changing its name to First Savings Bank Northwest.

For a discussion of certain factors that you should consider before investing,
See “Restrictions on Resale” on page 13 of this prospectus supplement.
and “Risk Factors” beginning on page 1 of the prospectus.

The securities offered hereby are not deposits or accounts and are not federally insured or guaranteed.

          The securities offered hereby have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision, or any state securities commission or agency, nor have these agencies passed upon the accuracy or adequacy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 13, 2007.

          This prospectus supplement contains information you should consider when making your investment decision.  You should rely only on the information provided in this prospectus supplement.  First Financial Northwest, Inc.  has not authorized anyone else to provide you with different information.  First Financial Northwest, Inc.  is not making an offer of its common stock in any state where an offer is not permitted.  The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of First Financial Northwest, Inc. common stock.

THE OFFERING

Election to Purchase First Financial Northwest, Inc. Common Stock in the Stock Offering

          In connection with the First Financial Northwest, Inc. Stock Offering, the 401(k) Plan has been amended to permit each participant to direct that all or part of the funds in his or her accounts under the 401(k) Plan be transferred to the Employer Stock Fund thereunder, which will be used to purchase First Financial Northwest, Inc. common stock in the Stock Offering.  The trustee of the Employer Stock Fund will follow the participants’ directions and exercise subscription rights to purchase the common stock in the Stock Offering to the extent provided in our stock issuance plan.  Funds in the 401(k) Plan that you do not want to be used to purchase First Financial Northwest, Inc. common stock will remain invested in accordance with your investment instructions in effect at the time.

          Respective purchases by the 401(k) Plan in the Stock Offering will be counted as purchases by the individual participants at whose election they are made, and will be subject to the purchase limitations applicable to the individual, rather than being counted in determining the maximum amount that the First Financial Northwest, Inc. tax-qualified employee plans (as defined in the prospectus) may purchase in the aggregate.  See “The Conversion and Stock Offering - Subscription Offering and Subscription Rights” on page 136 of the prospectus.

          All plan participants are eligible to direct a transfer of funds to the Employer Stock Fund. However, these directions are subject to the purchase priorities in the stock issuance plan.  Your order will be filled based on your status as an eligible account holder, supplemental eligible account holder or other member in the Stock Offering.  An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on June 30, 2005.  A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on June 30, 2007. An other member is a depositor whose deposit accounts totaled $50.00 or more on July 31 , 2007, and borrowers as of July 31 , 2007.  If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of First Financial Northwest, Inc.  common stock in the subscription offering and you may use funds in the 401(k) Plan account to pay for the shares of First Financial Northwest, Inc. common stock that you are eligible to purchase.

          If we receive subscriptions for more shares than are to be sold in the offering, shares will be allocated to subscribers in the order of the priorities established in the First Financial Northwest, Inc. stock issuance plan under a formula outlined within the stock issuance plan.  In that case, as a result of the allocation, the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested in the Stock Offering.  The trustee would purchase in the Stock Offering as many shares as it is able and would pro-rate those shares to each participant’s account based on the purchase priorities contained in the First Financial Northwest, Inc. stock issuance plan and outlined above.

Securities Offered

          The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan.  Up to 18,400,000 shares of our common stock are being offered of which up to 185,000 shares may be acquired by the 401(k) Plan trustee for the accounts of employees participating in the 401(k) Plan.  First Financial Northwest, Inc. is the issuer of the common stock and only the employees of First Financial Northwest, Inc. and First Savings Bank of Renton may participate in the 401(k) Plan.  Information relating to the 401(k) Plan is contained in this prospectus supplement.  Information relating to First Financial Northwest, Inc., the Stock Offering and the financial condition, results of operations and business of First Financial Northwest, Inc. and First Savings Bank of Renton is contained in the prospectus delivered with this prospectus supplement.  The address of our principal executive office is 201 Wells Avenue South, Renton, Washington 98057, and our telephone number is (425) 255-4400.  As of May 28, 2007, the market value of the assets of the 401(k) Plan equaled approximately $1,841,700.  The plan administrator has informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of March 31, 2007. The value of 401(k) Plan assets represents past contributions to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals.

Method of Directing Transfer

          Included with this prospectus supplement is an election and investment form.  If you wish to direct some or all of your beneficial interest in the assets of the 401(k) Plan into the Employer Stock Fund to purchase First Financial Northwest, Inc.  common stock in the Stock Offering, you should indicate that decision by checking the appropriate box of the election form and completing this part of the election form.  If you do not wish to make an election at this time, you do not need to take any action.

Time for Directing Transfer

          The deadline for submitting a direction to transfer amounts to the Employer Stock Fund in order to purchase First Financial Northwest, Inc. common stock in the Stock Offering is September 18, 2007, unless extended.  Your completed election form must be returned to the Stock Information Center, 208 Williams Avenue South, Renton, Washington 98057, by 12:00 Noon, Pacific time, on that date.  If you have any questions about this offering, please call (425) 254-2094.

Irrevocability of Transfer Direction

          Once received in proper form, your executed election form may not be modified, amended or revoked without our consent unless the Stock Offering has not been completed by September 18, 2007.   See also “Investment of Contributions - First Financial Northwest, Inc. Common Stock Investment Election Procedures” on page 8 of this prospectus supplement.

Subsequent Elections

          After the offering, you will continue to be able to direct the investment of past balances and current contributions in the investment options available under the 401(k) Plan, including the Employer Stock Fund (the percentage invested in any option must be a whole percent).  The allocation of your interest in the various investment options offered under the 401(k) Plan may be changed daily.  Special restrictions may apply to transfers directed to or from the Employer Stock Fund by those participants who are our executive officers and principal shareholders and are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.  In addition, executive officers of First Financial Northwest, Inc. and First Savings Bank of Renton will not be able to transfer their initial investment out of the Employer Stock Fund for a period of one year following consummation of the Stock Offering.

Purchase Price of First Financial Northwest, Inc. Common Stock

          The funds transferred to the Employer Stock Fund for the purchase of First Financial Northwest, Inc. common stock in the Stock Offering will be used by the trustee to purchase shares of the common stock.  The price paid for the shares of First Financial Northwest, Inc. common stock will be $10.00 per share, the same price as is paid by all other persons who purchase our common stock in the Stock Offering.

Nature of a Participant’s Interest in First Financial Northwest, Inc. Common Stock

          First Financial Northwest, Inc. common stock will be held in the name of the trustee of the Employer Stock Fund, in its capacity as trustee of the 401(k) Plan.  Because the 401(k) Plan actually purchases the shares, you will acquire a “participation interest” in the shares and not own the shares directly.  The trustee will maintain individual accounts reflecting each participant’s individual interest in the Employer Stock Fund.

Voting and Tender Rights of First Financial Northwest, Inc. Common Stock

          The plan administrator generally will exercise voting rights attributable to all of the common stock held by the Employer Stock Fund.  First Savings Bank of Renton acts as the plan administrator.  With respect to matters involving tender offers for First Financial Northwest, Inc., the plan administrator will vote shares allocated to participants in the 401(k) Plan, as directed by participants with interests in the Employer Stock Fund.  The trustee will provide to you voting instruction rights reflecting your proportional interest in the Employer Stock Fund.  The number of shares of common stock held in the Employer Stock Fund that the trustee votes in the affirmative and negative on each matter will be proportionate to the voting instructions given by the participants.  Where no voting or tender offer instructions are given by the participant, those shares shall be voted or tendered in the same proportion as those shares for which proper direction was provided.

DESCRIPTION OF THE 401(k) PLAN

Introduction

          The 401(k) Plan was adopted by First Savings Bank of Renton. This profit sharing plan contains a cash-or-deferred feature described at Section 401(k) of the Internal Revenue Code of 1986, as amended, to encourage employee savings and to allow eligible employees to supplement their income upon retirement.

          Reference to Full Text of 401(k) Plan.  The following statements are summaries of certain provisions of the 401(k) Plan.  They are not meant to be a complete description of these provisions and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees.  You should submit your request to the plan administrator, First Savings Bank of Renton, 208 Williams Avenue South, Renton, Washington 98057.  We encourage you to read carefully the full text of the 401(k) Plan and the related summary plan description to understand your rights and obligations under the plan.

          Tax and Securities Laws.  Participants should consult with legal counsel regarding the tax and securities laws implications of participation in the 401(k) Plan.  Any officers or beneficial owners of more than 10% of the outstanding shares of common stock should consider the applicability of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, to his or her participation in the 401(k) Plan.  See “Securities and Exchange Commission Reporting and Short-Swing Profit Liability” on page 12 of this prospectus supplement.

Eligibility and Participation

          All employees of First Savings Bank of Renton who have completed three months of service are eligible to participate in the Plan on the first day of the next following month.   As of March 31, 2007, there were approximately 60 employees eligible to participate in the cash or deferred portion of the 401(k) Plan, and 49 employees had elected to participate in the cash or deferred portion of the 401(k) Plan.

Contributions Under the 401(k) Plan

          401(k) Contributions.  The 401(k) Plan permits each participant to defer receipt of amounts ranging from 1% to 100% of their annual compensation, not to exceed $15,500 (for 2007), and to have that compensation contributed to the 401(k) Plan.  Automatic deferrals will be made on each participant’s behalf of 3 percent of compensation, unless the participant affirmatively elects to have a different 401(k) contribution deferral percentage, or to not make any deferrals at all. The plan describes a participant’s annual compensation as total compensation subject to income tax, plus pre-tax elective deferrals.  However, no more than $225,000 of compensation may be taken into account for purposes of determining 401(k) contributions (and a participant’s allocable share of matching and profit sharing contributions) for 2007.  You may modify the rate of your future 401(k) contributions by filing a new deferral agreement with the plan administrator.  Modifications to your rate of 401(k) contributions may take effect at the beginning of each calendar quarter.  You may cease making 401(k) contributions as soon as your next pay period.

          Catch-Up 401(k) Contributions.  The 401(k) Plan permits each participant who has attained age 50 to defer up to an additional $5,000 (for 2007) into the 401(k) Plan.  Catch-up 401(k) contributions are not subject to any limitations other than the $5,000 dollar limitation.

          Matching Contributions.  The 401(k) Plan currently provides for matching contributions to the 401(k) Plan equal to 100% on the first 6% of the participant’s 401(k) deferrals for the year.  First Savings Bank of Renton may amend the amount of matching contributions it will make at any time, by an amendment to the 401(k) Plan.

          Profit Sharing Contributions.  The 401(k) Plan currently permits First Savings Bank of Renton to make discretionary profit sharing contributions to the Plan.  To be eligible for a profit sharing contribution in any year, you must have completed at least 1,000 Hours of Service during the Plan Year.  Profit sharing contributions are allocated on a pro rata basis based on participant compensation.

          Rollover Contributions.  You also may rollover or directly transfer accounts from another qualified plan or an IRA, provided the rollover or direct transfer complies with applicable law.  If you want to make a rollover contribution or direct transfer, you should contact the plan administrator.

Limitations on Contributions

          Limitations on 401(k) Contributions.  Although the 401(k) Plan allows you to defer receipt of up to 100% of your compensation each year as a 401(k) contribution, federal law limits your total 401(k) contributions under the 401(k) Plan, and any similar plans, to $15,500 for 2007.  For years after 2007, the $15,500 limit will be adjusted to reflect increases in the cost of living.  Any 401(k) contributions in excess of this limitation are considered excess deferrals and will be included in an affected participant’s gross income for federal income tax purposes in the year the 401(k) contribution is made.  In addition, any excess deferral will be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral, together with any income earned on the excess deferral, is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made.  Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

          Limitations on Annual Additions and Benefits.  Pursuant to the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of all contributions and forfeitures (annual additions) allocated to participants during any plan year may not exceed the lesser of 100% of the participant’s compensation for the plan year, or $45,000 (for 2007).  The $45,000 limit will be increased from time to time to reflect increases in the cost of living.  Annual additions for this purpose generally include 401(k) deferrals, matching contributions and employer contributions to any other qualified plan. Annual additions do not include rollover contributions.

          Limitation on 401(k) and Matching Contributions for Highly Compensated Employees.  Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of 401(k) contributions and matching contributions that may be made to the 401(k) Plan in any plan year on behalf of highly compensated employees (defined below) in relation to the amount of 401(k) contributions and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan.  Specifically, the percentage of 401(k) contributions made on behalf of a participant who is a highly compensated employee shall be limited so that the average actual deferral percentage for the group of highly compensated employees for the plan year does not exceed the greater of (i) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the prior plan year multiplied by 1.25; or (ii) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the prior plan year, multiplied by two (2); provided that the difference in the average actual deferral percentage for eligible non-highly compensated employees does not exceed 2%.  Similar discrimination rules apply to matching contributions.

          In general, a highly compensated employee includes any employee who was a 5% owner of the employer at any time during the year or preceding year, or had compensation for the preceding year in excess of $100,000.  The dollar amount in the foregoing sentence is for 2007 and is adjusted annually to reflect increases in the cost of living.

          Contributions allocated to highly compensated employees that exceed the average deferral limitation in any plan year are referred to as excess contributions.  In order to prevent the disqualification of the 401(k) Plan, any excess contributions, together with any income earned on these excess contributions, must be distributed to the highly compensated employees before the close of the following plan year.  However, the employer will be subject to a 10% excise tax on any excess contributions unless the excess contributions, together with any income earned on these excess contributions, are distributed before the close of the first 2-1/2 months following the plan year to which the excess contributions relate.  Matching contributions that relate to the returned deferral contributions will be forfeited (if not vested) or distributed (if vested) at the same time as the excess deferral contributions are returned to you.   Similar rules apply to the return of matching contributions that do not satisfy the limitation tests described above.  Excess matching contributions, plus income allocable thereto, will be forfeited (if not vested) or distributed (if vested).  There are specific rules for determining which highly compensated employees will be affected by the excess contribution return rules, and the amount of excess 401(k) contributions and matching contributions that must be returned to the affected employees.

          Deduction Limits.   Matching and profit sharing contributions are subject to and limited by Internal Revenue Code deduction rules.  Contributions will not be made to the extent they would be considered nondeductible.   Theses 401(k) contributions are neither subject to nor limited by the Internal Revenue Code deduction rules.

          Top-Heavy Plan Requirements.  If for any plan year, the 401(k) Plan is a top-heavy plan, then minimum contributions may be required to be made to the 401(k) Plan on behalf of non-key employees.  Contributions otherwise being made under the Plan may apply to satisfy these requirements.

          In general, the 401(k) Plan will be regarded as a “top-heavy plan” for any plan year if, as of the last day of the preceding plan year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants.  Key employees generally include any employee who, at any time during the plan year, is (1) an officer (with administrative or policy-making authority) having annual compensation in excess of $145,000, (2) a 5% owner, i.e., anyone who owns directly or indirectly more than 5% of the stock of First Savings Bank of Renton, or stock possessing more than 5% of the total combined voting power of all stock of First Savings Bank of Renton, or (3) a 1% owner of First Savings Bank of Renton having annual compensation in excess of $150,000.  The $145,000 dollar amount in the foregoing sentence is for 2007 and will adjusted in the future for cost of living increases.

Investment of Contributions

          Investment Options.  All amounts credited to participants’ accounts under the 401(k) Plan are held in trust.  The trust is administered by the trustees appointed by the First Savings Bank of Renton board of directors.

          You must instruct the trustee as to how funds held in your account are to be invested. In addition to the Employer Stock Fund, participants may elect to instruct the trustee to invest such funds in any or all of the following investment options (references to “Principal” mean Principal Financial Group, which provides the Plan investment options):

Large-Cap Value I Separate Account

The investment seeks long-term capital growth.  The fund invests primarily in common stock and other equity securities of large-capitalization companies.  It normally invests at least 80% of net assets in securities of companies with large market capitalizations (with market capitalizations similar to companies in the Russell 1000 Value index) at the time of purchase.  The fund may invest up to 25% of assets in securities of foreign companies.

Large-Cap Blend I Separate Account

The investment seeks capital growth and invests primarily in common stocks of large capitalization companies.  It normally invests the majority of assets in companies with market capitalizations similar to those of companies in the S&P 500 Index.  Fund management focuses its stock selection on established companies that it believes have a sustainable competitive advantage.  It may invest up to 25% of assets in securities of foreign securities.

Large-Cap Stock Index Separate Account

The investment option normally invests the majority of assets in common stocks of companies that compose the S&P 500 Index.  Fund management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 500 Index.  Over the long-term, Fund management seeks a very close correlation between the performance of the Fund before expenses and that of the S&P 500 Index.

Large Company Growth Separate Account

The investment option primarily invests in common stocks of large capitalization companies with strong earnings growth potential.  It normally invests the majority of assets in companies with large market capitalizations at the time of purchase. Fund management places strong emphasis on companies it believes are guided by high quality management teams. It also attempts to identify those companies that are market leaders possessing the ability to control pricing and margins in their respective industries.  It may invest up to 25% of assets in foreign securities.

Mid-Cap Value I Separate Account

The investment seeks long-term growth of capital.  The fund invests at least 80% of assets in a diversified portfolio of equity investment in mid-cap issuers with a medium market capitalization (those with market capitalizations similar to companies in the Russell MidCap Value index) at the time of purchase.  It may invest up to 25% of net assets in securities of foreign companies, including securities of issuers in emerging countries and securities quoted in foreign currencies.

Mid-Cap Stock Index Separate Account

The investment option normally invests the majority of assets in common stocks of companies that compose the S&P MidCap 400 Index.  Fund management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P Index.  Over the long-term, management seeks a very close correlation between the performance of the Fund before expenses and that of the S&P 400 Index.

Mid-Cap Growth II Separate Account

The investment seeks long-term growth of capital.  The fund invests at least 80% of assets in securities of companies with medium market capitalization (those with market capitalizations similar to the market capitalizations of companies in the Russell MidCap Growth index and the Standard & Poor’s MidCap 400 Index) at the time of purchase.  It may invest the assets companies with smaller or larger market capitalizations.

Small-Cap Value I Separate Account

The investment seeks long-term capital appreciation.  The fund normally invests at least 80% of assets in a diversified group of equity securities of U.S. companies with small market capitalizations (those with market capitalizations similar to companies in the Russell 2000 Value Index or $2 billion) at the time of purchase.  It may also invest up to 25% of assets in foreign securities.

Small-Cap Stock Index Separate Account

The investment seeks long-term growth of capital and normally invests the majority of assets in common stocks of companies that compose the S&P SmallCap 600 Index.  Fund management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 600 Index.  Over the long-term, Fund management seeks a very close correlation between the performance of the Fund before expenses and the S&P 600 Index.

Small Company Growth Separate Account

The investment seeks long-term growth of capital and invests primarily in common stocks of companies of small capitalization companies. It normally invests the majority of assets in companies with market capitalizations similar to those companies in the Russell 2000 Growth Index.  Fund management uses a bottom-up approach in its selection of individual securities that it believes have an above average potential for earnings growth.  It may invest up to 25% of assets in foreign securities.

Diversified International Separate Account

The investment option normally invests the majority of assets in companies in at lest three different countries.  It invests in securities of companies with their principal place of business or principal office outside of the United States; companies for which the principal securities trade on a foreign exchange; and companies, regardless of where their securities are traded, that drive 50% or more of their total revenue from goods or services produced or sold outside of the United States.  The Fund may invest securities of companies with small to medium market capitalizations.

International Small Company Separate Account

The investment seeks long-term growth of capital by investing primarily in stocks of non-US companies with relatively small capitalizations.  it invests in securities of companies with their principal place of business or principal office outside the US; companies for which the principal securities market is outside the US; or companies, regardless of where their securities are traded, that derive 50% of their total revenue outside of the US.  Under normal market conditions, it invests at least 80% in companies similar in size to companies included in the Citigroup Extended Market Index (EMI) World ex US.

Bond Emphasis Balanced Separate Account	The investment option primarily invests in other funds offered by Principal. It usually maintains at least 50% of assets in fixed-income securities and real estate.

Russell LifePoints Conservative Strategy Separate Account

The investment seeks high levels of current income and low long term capital appreciation.  The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company Funds. Fund management may modify the asset allocation and the selection of underlying funds from time to time.  While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints Moderate Strategy Separate Account

The investment seeks high current income and moderate long term capital appreciation.  The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company Funds.  Fund management may modify the asset allocation and the selection of underlying funds from time to time.  While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints Balanced Strategy Separate Account

The investment seeks to provide above average capital appreciation and a moderate level of current income.  The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company Funds.  Fund management may modify the asset allocation and the selection of underlying funds from time to time.  While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints Growth Strategy Separate Account

The investment seeks high long term capital appreciation and low current income.  The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company Funds.  Fund management may modify the asset allocation and the selection of underlying funds from time to time.  While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints Equity Growth Strategy Separate Account

The investment seeks high long term capital appreciation.  The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company Funds.  It normally invests at least 80% of assets in shares of equity underlying funds.  Fund management may modify the asset allocation and the selection of underlying funds from time to time.  While the investment is nondiversified, it invests in diversified underlying holdings.

Stock Emphasis Balanced Separate Account	The investment option primarily invests in other Separate Accounts offered by Principal. The Fund usually maintains at least 50% of assets in common stocks.

Guaranteed Interest Account 3 year

The Guaranteed Interest Investment provides a guaranteed interest rate for set period of time.  It invests in private-market bonds, commercial mortgages and mortgage-backed securities as part of the general account assets of the Principal Life Insurance Company.

Money Market Separate Account

The investment seeks a high a level of current income consistent with preservation of principal and maintenance of liquidity.  It invests in a portfolio of high quality, short-term money market instruments.  The investments are U.S. dollar denominated securities which the sub-advisor believes present minimal credit risks.  The sub-advisor maintains a dollar weighted average portfolio maturity of 90 days or less.

Bond and Mortgage Separate Account

The investment option invests primarily in intermediate-term, fixed-income investments such as public and private corporate bonds, commercial and residential mortgages, asset-backed securities and US government and agency-backed securities.  Value is added primarily through sector allocation and security selection.  The Fund may enter into reverse repurchase agreements to attempt to enhance portfolio return and income.

High Quality Intermediate-Term Bond Separate Account

This investment seeks current income by investing primarily in intermediate-term fixed income securities rated A or higher.  It normally invests the majority of assets in U.S. government debt, U.S. dollar-denominated Canadian or British government debt, mortgage-backed securities, and taxable municipal obligations and other debt rated BBB or higher.  The average portfolio duration of the Fund normally varies between three and six years.  The Fund may enter into reverse repurchase agreements to attempt to enhance portfolio return and income.

U.S. Property Separate Account

The investment invests the majority of assets on commercial real estate holdings.  It focuses on properties that return both lease income and appreciation of the buildings’ marketable value.  The property holdings contain real estate from the multi-family, office, industrial, hotel and retail sectors.

          A brief description of the Employer Stock Fund is set forth below.  For descriptions of these other investment options available to 401(k) Plan participants, you may request a prospectus for each of the investment options from the plan administrator.  If no investment direction is given, all contributions to a participant’s account will be invested in the Money Market Fund.

          The investment in First Financial Northwest, Inc. common stock involves certain risks.  No assurance can be given that shares of First Financial Northwest, Inc. common stock purchased pursuant to the 401(k) Plan will thereafter be able to be sold at a price equal to or in excess of the purchase price.  See also “Risk Factors” beginning on page 1 of the prospectus.

          First Financial Northwest, Inc. Common Stock Investment Election Procedures.  You may instruct the trustee to purchase First Financial Northwest, Inc. common stock by redirecting funds from your existing accounts into the Employer Stock Fund by filing an election form with the plan administrator on or prior to the election deadline.  The total amount of funds redirected into the Employer Stock Fund must represent whole share amounts (i.e., must be divisible by the $10.00 per share purchase price) and must be allocated in 1% increments from investment options containing the participant’s 401(k) Plan funds.  When you instruct the trustee to redirect the funds in your existing accounts into the Employer Stock Fund in order to purchase First Financial Northwest, Inc. common stock, the trustee will liquidate funds from the appropriate investment option(s) and apply such redirected funds as requested, in order to effect the new allocation.

          For example, you may fund an election to purchase 100 shares of First Financial Northwest, Inc. common stock by redirecting the aggregate purchase price of $1,000 for the shares from the following investment options (provided the necessary funds are available in such Investment Options): (i) 10% from the Money Market Fund, (ii) 30% from the Large-Cap Value I Separate Account, and (iii) 60% from the Small Company Growth Separate Account.  In such case, the trustee would liquidate $100 of the participant’s funds from the Money Market Fund, $300 from funds in the Large-Cap Value I Separate Account and $600 from funds in the Small Company Growth Separate Account to raise the $1,000 aggregate purchase price.  If your instructions cannot be fulfilled because you do not have the required funds in one or more of the investment options to purchase the shares of First Financial Northwest, Inc. common stock subscribed for, you will be required to file a revised election form with the plan administrator by the election deadline.  Once received in proper form, an executed election form may not be modified, amended or rescinded without our consent unless the Stock Offering has not been completed by September 18, 2007.

          Adjusting Your Investment Strategy.  Until changed in accordance with the terms of the 401(k) Plan, future allocations of your contributions would remain unaffected by the election to purchase First Financial Northwest, Inc. common stock through the 401(k) Plan in the Stock Offering.  You may modify a prior investment allocation election or request the transfer of funds to another investment vehicle by filing a written notice, with such modification or request taking effect after the valuation of accounts, which occurs daily.  After the Stock Offering, modifications and fund transfers relating to the Employer Stock Fund will be permitted on a daily basis.

          Valuation of Accounts.  The 401(k) Plan uses a unit system for valuing each investment fund.  Under this system your share in any investment fund is represented by units.  The unit value is determined as of the close of business each regular business day.  The total dollar value of your share in any investment fund as of any valuation date is determined by multiplying the number of units held by you by the unit value of the fund on that date.  The sum of the values of the funds you select represents the total value of your 401(k) Plan account.

Financial Data

          Employer Contributions.  For the year ended December 31, 2006, we made matching contributions totaling approximately $118,182 into the 401(k) Plan.  We made no discretionary contributions to the 401(k) Plan for the fiscal year ended December 31, 2006.

          If we adopt other stock-based benefit plans, such as an employee stock ownership plan, stock option plan or a restricted stock plan, then we may decide to reduce our matching contribution and/or our discretionary contribution under the 401(k) Plan in order to reduce overall expenses.  We are currently planning to adopt an employee stock ownership plan and propose to adopt a stock option plan and restricted stock plan.  If we adopt a stock option plan or a restricted stock plan, the plan would not be submitted for stockholder approval for at least six months following completion of the Stock Offering.

          Performance of First Financial Northwest, Inc. Common Stock.  As of the date of this prospectus supplement, no shares of First Financial Northwest, Inc. common stock have been issued or are outstanding and there is no established market for our common stock. Accordingly, there is no record of the historical performance of First Financial Northwest, Inc. common stock.

          Performance of Investment Options.  The following table provides performance data with respect to the investment options available under the 401(k) Plan, based on information provided to First Financial Northwest, Inc. by Principal.

          The information set forth below with respect to the investment options has been reproduced from materials supplied by the Principal Group.  First Financial Northwest, Inc.  and First Savings Bank Northwest take no responsibility for the accuracy of such information.

          Additional information regarding the investment options may be available from the Principal Group or First Savings Bank Northwest.  Participants should review any available additional information regarding these investments before making an investment decision under the 401(k) Plan.

          The total percentage return for the prior three years is provided for each of the following funds.

NET INVESTMENT PERFORMANCE

	2006	2005	2004

Large-Cap Value I Separate Account	18.01%	—	—
Large-Cap Blend I Separate Account	14.60%	6.51%	12.12%
Large-Cap Stock Index Separate Account	15.46%	4.58%	10.49%
Large Company Growth Separate Account	9.67%	—	—
Mid-Cap Value I Separate Account	15.63%	—	—
Mid-Cap Stock Index Separate Account	10.04%	—	—
Mid-Cap Growth II Separate Account	8.07%	—	—
Small-Cap Value I Separate Account	18.19%	—	—
Small-Cap Stock Index Separate Account	14.84%	—	—
Small Company Growth Separate Account	12.48%	4.35%	15.09%
Diversified International Separate Account	27.99%	24.14%	20.99%
International Small Company Separate Account	29.87%	29.20%	30.47%
Bond Emphasis Balanced Separate Account	11.56%	8.76%	9.73%
Russell LifePoints Conservative Strategy Separate Account	6.17%	2.56%	4.18%
Russell LifePoints Moderate Strategy Separate Account	9.28%	4.26%	7.16%
Russell LifePoints Balanced Strategy Separate Account	12.66%	6.55%	10.63%
Russell LifePoints Growth Strategy Separate Account	15.27%	—	—
Stock Emphasis Balanced Separate Account	14.59%	10.20%	11.92%
Russell LifePoints Equity Growth Strategy Separate Account	18.27%	—	—
Guaranteed Interest Account 3 year	3.99%	3.25%	2.13%
Money Market Separate Account	4.55%	2.72%	0.87%
Bond and Mortgage Separate Account	4.56%	2.48%	4.85%
High Quality Intermediate-Term Bond Separate Account	4.13%	—	—
U.S. Property Separate Account	15.14%	18.61%	12.52%

Each participant should note that past performance is not necessarily an indicator of future results.

Administration of the 401(k) Plan

          Trustees.  The trustees are appointed by the board of directors of First Savings Bank of Renton to serve at its pleasure. Currently, Victor Karpiak and Robert Gagnier are trustees of the Plan.

          The trustees receive and hold contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the provisions of the 401(k) Plan.  The trustees are responsible for following participant direction, effectuating the investment of the assets of the trust in First Financial Northwest, Inc. common stock and the other investment options.

Benefits Under the 401(k) Plan

          Plan Benefits.  Your 401(k) Plan benefit is based on the value of the vested portion of your 401(k) Plan accounts as of the valuation date next preceding the date of distribution to you.

          Vesting.  You will always have a fully vested (nonforfeitable) interest in your 401(k) contribution account and rollover account.  Your matching contribution account and profit sharing contribution account will vest at a rate of 20 percent for each year of service.  Generally, a year of service is a plan year (January 1 to December 31) during which you perform at least 1,000 hours of service for First Savings Bank of Renton or an affiliated employer.  You also will become 100 percent vested in your matching contribution account and profit sharing contribution account if you are actively employed on your retirement date, death or disability.

Withdrawals and Distributions from the 401(k) Plan

          Withdrawals Prior to Termination of Employment.  You may make withdrawals from your rollover contribution account at any time, twice a year.  You may make withdrawals of your 401(k) contributions (but not the earnings thereon), your vested matching contribution account, and vested discretionary contribution account, to the extent necessary to satisfy a financial hardship.  You also may make withdrawals from any account under the 401(k) Plan upon attaining age 59-1/2. You may also borrow from your accounts in accordance with Plan rules, up to the Internal Revenue Code limits.

          Distribution Upon Retirement or Disability.  Upon your retirement or disability, you may elect to receive a lump sum payment or installments from the 401(k) Plan.

          Distribution Upon Death.  If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary either in a lump sum payment or installments.

          Distribution Upon Termination for any Other Reason.  If you terminate employment for any reason other than retirement, disability or death and your vested 401(k) Plan account balances exceed $5,000, the trustee will make your distribution on your normal retirement date, unless you request otherwise.  You may elect to receive your vested 401(k) Plan accounts in a lump sum payment or installments.  If your vested account balances do not exceed $5,000 , the trustee will generally distribute your benefits to you as soon as administratively practicable in a lump sum following termination of employment.  If your vested account balances are between $1,000 and $5,000, and you do not indicate how your account should be distributed to you (as either cash or to an IRA), your vested account balances will be transferred to an IRA that is set up for you.

          Form of Distribution. Distributions from the 401(k) Plan will generally be in the form of cash. However, you have the right to request that your distribution be in the form of First Financial Northwest, Inc. common stock.

          Cash distributions may be made in one of the following forms, as you elect:

-	a monthly annuity for your life
-

a life annuity with a term certain of 5, 10 or 15 years (which means that if you die before the end of the term period, monthly payments will continue to be made to your beneficiary for the balance of the term)

-

a life annuity or joint and survivor annuity with an installment cash refund feature (which means that if you die before the amount used to purchase an annuity is paid, the balance of the annuity purchase price will be paid to your beneficiary in installments)

-

a joint and survivor annuity (which means that if you die before your beneficiary, your beneficiary will receive monthly payments equal to 50%, 66 2/3% or 100% of the monthly benefit you were receiving during your life - you elect the percentage)

-	a fixed term
-	fixed amount payments
-	a lump sum

          There are special rules regarding how you elect the form of benefit, the necessary consents, and who may be your beneficiary.

          Nonalienation of Benefits.  Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void.

Reports to 401(k) Plan Participants

          As soon as practicable after the end of each calendar quarter, the plan administrator will furnish to each participant a statement showing (i) balances in the participant’s accounts as of the end of that period, (ii) the amount of contributions allocated to his or her accounts for that period, and (iii) the number of units in each of the funds.  Participants also may access information regarding their 401(k) Plan Accounts by using internet access made available by Principal.

Amendment and Termination

          We intend to continue sponsor the 401(k) Plan.  Nevertheless, we may amend or terminate the 401(k) Plan at any time.  If the 401(k) Plan is terminated in whole or in part, then, regardless of other provisions in the 401(k) Plan, each participant affected by the termination shall become fully vested in all of his or her accounts.

Federal Income Tax Consequences

          The following is a brief summary of the material federal income tax aspects of the 401(k) Plan.  You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan.  Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances.  Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.  Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the plan.

          As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan special tax treatment, including:

(a)	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

(b)	participants pay no current income tax on amounts contributed by the employer on their behalf (or that they contribute to the 401(k) Plan as a 401(k) contribution);

(c)	earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments; and

(d)	Plan distributions in many cases may be distributed or transferred to an IRA or other tax-qualified plan, providing further tax-deferral opportunities.

          We will administer the 401(k) Plan to comply with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.

          Taxation of Distributions.  Generally, except as discussed below, 401(k) Plan distributions are taxable as ordinary income for federal income tax purposes.

          Common Stock Included in a Lump Sum Distribution.  If a lump sum distribution includes First Financial Northwest, Inc.  stock (the common stock), the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to the common stock.   Net unrealized appreciation is the excess of the value of the common stock at the time of the distribution over its cost or other basis to the trust.  The tax basis of the common stock for purposes of computing gain or loss on its subsequent sale equals the value of the common stock at the time of distribution less the amount of net unrealized appreciation.  Any gain on a subsequent sale or other taxable disposition of the common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain regardless of the holding period of the common stock.  Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain depending upon the length of the holding period of the common stock.  The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution to the extent allowed by the regulations issued by the Internal Revenue Service.

          Rollovers and Direct Transfers to Another Qualified Plan or to an Individual Retirement Account; Mandatory Tax Withholding.  You may roll over virtually all distributions from the 401(k) Plan to another tax-favored plan or to a standard individual retirement account without regard to whether the distribution is a lump sum distribution or a partial distribution.  You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified retirement plan (subject to the provisions of the recipient qualified plan) or to an individual retirement account.  If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to an Individual Retirement Account, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution paid in cash.  Your state also may impose tax withholding on your taxable distribution.  An “eligible rollover distribution” means any amount distributed from the plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives of you and your designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law.  If you elect to rollover or directly transfer common stock, you may not take advantage of the favorable net unrealized appreciation that applies to common stock, discussed above.

          Ten-Year Averaging Rules.   Under a special grandfather rule, if you have completed at least five years of participation in the 401(k) Plan before the taxable year in which the distribution is made, and you turned age 50 by 1986, you may elect to have your lump sum distribution taxed using a “ten-year averaging” rule.  The election of the special averaging rule applies only to one lump sum distribution you or your beneficiary receive, provided such amount is received on or after you attain age 59½ and you elect to have any other lump sum distribution from a qualified plan received in the same taxable year taxed under the ten-year averaging rule or receive a lump sum distribution on account of your death.

          Additional Tax on Early Distributions.  A participant who receives a distribution from the 401(k) Plan prior to attaining age 59½ will be subject to an additional income tax equal to 10% of the amount of the distribution.  The 10% additional income tax will not apply, however, in certain cases, including (but not limited to) distributions rolled over or directly transferred into an IRA or another qualified plan, or the distribution is (i) made to a beneficiary (or to the estate of a participant) on or after the death of the participant, (ii) attributable to the participant’s being disabled within the meaning of Section 72(m)(7) of the Internal Revenue Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the participant or the joint lives (or joint life expectancies) of the participant and his beneficiary, (iv) made to the participant after separation from service under the 401(k) Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) pursuant to a qualified domestic relations order, or (vii) made to effect the distribution of excess contributions or excess deferrals.

           This is a brief description of federal income tax aspects of the 401(k) Plan that are of general application under the Internal Revenue Code.  It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan.  Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences that may be particular to you of participating in and receiving distributions from the 401(k) Plan.

ERISA and Other Qualification

          As noted above, the 401(k) Plan is subject to certain provisions of ERISA, the primary federal law governing retirement plans, and is intended to be a qualified retirement plan under the Internal Revenue Code.

Restrictions on Resale

          Any person receiving shares of First Financial Northwest, Inc.  common stock under the 401(k) Plan who is an “affiliate” of First Financial Northwest, Inc. or First Savings Bank of Renton as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933 (e.g., directors, officers and substantial shareholders of First Financial Northwest, Inc. and First Savings Bank of Renton) may re-offer or resell such shares only pursuant to a registration statement or, assuming the availability thereof, pursuant to Rule 144 or some other exemption from the registration requirements of the Securities Act of 1933.  Any person who may be an “affiliate” of First Financial Northwest, Inc. may wish to consult with counsel before transferring any First Financial Northwest, Inc. common stock owned by him or her.  In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934, which may restrict the sale of First Financial Northwest, Inc. common stock acquired under the 401(k) Plan or other sales of First Financial Northwest, Inc. common stock.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

          Section 16 of the Exchange Act imposes reports and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as First Financial Northwest, Inc.  Section 16(a) of the Exchange Act requires the filing of reports of beneficial ownership.  Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission.  Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs or annually on a Form 5 within 45 days after the close of our fiscal year.  Participation in the Employer Stock Fund of the 401(k) Plan by our officers, directors and persons beneficially owning more than 10% of the outstanding First Financial Northwest, Inc. common stock must be reported to the Securities and Exchange Commission at least annually on a Form 4 or Form 5 by such individuals.

          Section 16(b) of the Exchange Act provides for the recovery by us of any profits realized by an officer, director or any person beneficially owning more than 10% of the First Financial Northwest, Inc. common stock (“Section 16(b) Persons”) resulting from the purchase and sale or sale and purchase of First Financial Northwest, Inc. common stock within any six-month period.  The Securities and Exchange Commission rules provide an exemption from the profit recovery provisions of Section 16(b) for certain transactions within an employee benefit plan, such as the 401(k) Plan, provided certain requirements are met.  If you are subject to Section 16, you should consult with counsel regarding the applicability of Section 16 to specific transactions involving the 401(k) Plan.

LEGAL OPINIONS

          The validity of the issuance of First Financial Northwest, Inc. common stock will be passed upon by Breyer & Associates PC, 8180 Greensboro Drive, Suite 785, McLean, Virginia 22102, which firm acted as special counsel for First Financial Northwest, Inc. and First Savings Bank of Renton in connection with the First Financial Northwest, Inc. Stock Offering.

INVESTMENT ELECTION FORM

PARTICIPANT ELECTION TO INVEST IN
FIRST FINANCIAL NORTHWEST, INC. COMMON STOCK
(“EMPLOYER STOCK FUND”)

First Savings Bank of Renton Savings Plan

If you would like to participate in the offering using amounts currently in your account in the First Savings Bank of Renton Savings Plan, please complete this form and return it to the Stock Information Center, 208 Williams Avenue South, Renton, Washington, 98057, by no later than 12 Noon, Pacific time, on September 18, 2007.

Participant’s Name (Please Print):

Address:

Street	City	State	Zip Code

Social Security Number:  _____________________________

1.       Background Information

          First Financial Northwest, Inc. will be issuing shares of common stock, par value $0.01 per share (the “Common Stock”), to certain depositors and the public (the “Offering”) in connection with its conversion and reorganization.

          Participants in the First Savings Bank of Renton Savings Plan (the “Plan”) are being given an opportunity to direct the trustee of the Plan  (the “Trustee”) to purchase Common Stock in the Offering with amounts currently in their Plan account.  (Employees who would like to directly purchase shares of Common Stock in the offering with funds other than amounts currently in their Plan account may do so by completing the order form that accompanies the prospectus.)  In connection therewith, a new investment fund under the Plan -- the “Employer Stock Fund” -- comprised of First Financial Northwest, Inc. Common Stock is being established.  (The formal name of the fund under the Plan is the “Qualifying Employer Securities Fund”).  Participants are also being given the opportunity, after the Offering, to direct future 401(k) Contributions under the Plan to the Employer Stock Fund.  Because it is actually the Plan that purchases the Employer Stock, participants would acquire a “participation interest” (expressed as units of the Employer Stock Fund) in the shares and would not own the shares directly.

          Prior to making a decision to direct the Trustee to purchase Common Stock, we strongly urge you to carefully review the prospectus and the prospectus supplement that accompany this investment election form.  Your decision to direct the transfer of amounts credited to your account balances to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Offering is irrevocable.  Notwithstanding this irrevocability, participants may transfer out some or all of their units in the Employer Stock Fund, if any, and into one or more of the Plan’s other investment funds at such times as are provided for under the Plan’s rules for such transfers.

          Investing in any stock entails some risks and we encourage you to discuss your investment decision with your investment advisor before completing this form.  Neither the Trustee, the plan administrator, nor any employee of the employer sponsor is authorized to make any representations about this investment.  You should not rely on any information other than information contained in the prospectus and the prospectus supplement in making your investment decision.

          Any shares purchased by the Plan based on your election will be subject to the conditions and restrictions otherwise applicable to Common Stock purchased directly by you in the Offering. These restrictions are described in the prospectus and the prospectus supplement.

2.       Investment Elections

          If you would like to participate in the Offering with amounts currently in your Plan, please complete the box below, indicating what dollar amount of each of your current funds you would like to transfer into the Employer Stock Fund.   Thus, for example, if you elect in the box below to transfer $1,000 from your money market fund account balance to the Employer Stock Fund, the Trustee of the Plan will use $1,000 from your money market fund account to purchase 100 shares of Common Stock at a purchase price of $10.00 per share.  In no event can the total amount transferred exceed the total value of your accounts.

          In the event that the Trustee is unable to use the total amount that you elect in the box below to have transferred into the Employer Stock Fund to purchase Common Stock due to an oversubscription in the Offering, the amount that is not invested in the Employer Stock Fund will be retained on a pro-rata basis among your other Plan fund investments.

          Indicate the exact dollar amount to be transferred from one or more of the following funds into the Employer Stock Fund:

Dollar Amount	From Fund

$____________.00	Large-Cap Value I Separate Account
$____________.00	Large-Cap Blend I Separate Account
$____________.00	Large-Cap Stock Index Separate Account
$____________.00	Large Company Growth Separate Account
$____________.00	Mid-Cap Value I Separate Account
$____________.00	Mid-Cap Stock Index Separate Account
$____________.00	Mid-Cap Growth II Separate Account
$____________.00	Small-Cap Value I Separate Account
$____________.00	Small-Cap Stock Index Separate Account
$____________.00	Small Company Growth Separate Account
$____________.00	Diversified International Separate Account
$____________.00	International Small Company Separate Account
$____________.00	Bond Emphasis Balanced Separate Account
$____________.00	Russell LifePoints Conservative Strategy Separate Account
$____________.00	Russell LifePoints Moderate Strategy Separate Account
$____________.00	Russell LifePoints Balanced Strategy Separate Account
$____________.00	Russell LifePoints Growth Strategy Separate Account
$____________.00	Stock Emphasis Balanced Separate Account
$____________.00	Russell LifePoints Equity Growth Strategy Separate Account
$____________.00	Guaranteed Interest Account 3 year
$____________.00	Money Market Separate Account
$____________.00	Bond and Mortgage Separate Account
$____________.00	High Quality Intermediate-Term Bond Separate Account
$____________.00	U.S. Property Separate Account

Total Dollar Amount (Must equal the total of the dollar amounts indicated above)

$____________.00	Employer Stock Fund

Note:  If you do not complete this box, you will not participate in the offering by using your Plan funds.

3.       Purchaser Information.  The ability of participants in the Plan to purchase common stock in the conversion and reorganization and to direct their current account balances into the Employer Stock Fund is based upon the participant’s status as an eligible account holder, supplemental eligible account holder or other member.  Please indicate your status.

A.	☐	Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with First Savings Bank of Renton as of June 30, 2005.

B.	☐	Supplemental Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with First Savings Bank of Renton as of June 30, 2007, but are not an eligible account holder.

C.	☐

Other Member - Check here if you were a depositor with First Savings Bank of Renton as of  July 31, 2007, the voting record date, but are not an eligible account holder or supplemental eligible account holder.

D.	☐	Directors, officers and employees - check here if you are a director, officer or employee of First Savings Bank Northwest and do not fall within the categories described above in A, B or C.

Account Title (Names on Accounts)	Account Number

4.       Participant Signature and Acknowledgment - Required

          By signing this investment election form, I authorize and direct the plan administrator and Trustee to carry out my instructions.  I acknowledge that I have been provided with and have received a copy of the prospectus and prospectus supplement relating to the issuance of Common Stock that accompany this investment election form.  I am aware of the risks involved in investing in Common Stock and understand that the Trustee, plan administrator nor any employee of the employer sponsor are not responsible for my choice of investment.  I understand that my failure to sign this acknowledgment will make this investment election form null and void.

I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF FIRST FINANCIAL NORTHWEST, INC. ARE NOT DEPOSITS OR AN ACCOUNT AND ARE NOT FEDERALLY INSURED OR GUARANTEED BY FIRST FINANCIAL NORTHWEST, INC. OR BY THE FEDERAL GOVERNMENT.

          If anyone asserts that the shares of Common Stock are federally insured or guarantee, or are as safe as an insured deposit, I should call the Office of Thrift Supervision Regional Director, Michael Finn, at (650) 746-7000.

Participant’s Signature: __________________________________________ Date Signed: ________________

* * *

This form must be completed and returned to the Stock Information Center,
208 Williams Avenue South, Renton, Washington, 98057,
by no later than
12 Noon, Pacific time, on September 18, 2007.